Cautionary Note Regarding Forward-Looking Statements We have to point out that what we may say during this presentation as well as in our earnings press release may contain certain forward-looking statements. We want to caution you that all forward-looking statements involve risks and uncertainties. With respect to these forward- looking statements, we urge you to read the company's public filings, including our annual report on Form 20-F, our registration statements and our earnings press release - all of which are available on our corporate website at www.corp.china.com. Exhibit 1.10

Unaudited and Preliminary Financial Information The financial information included in this presentation is unaudited and preliminary. At this time, the company's independent auditor, Ernst & Young, has not completed its audit of the company's consolidated financial statements and related notes. The financial information included herein is subject to adjustment pending the completion of such audit. Adjustments to such financial statements and information may be identified when the audit work is completed, which could result in significant differences between the company's audited consolidated financial statements and the preliminary unaudited financial information set forth in this press release and prior press releases as related to the company's 2004 financial information. The audited consolidated financial statements and related notes will be included in the company's Annual Report on Form 20-F for the year ended December 31, 2004.

Unaudited Balance Sheet Highlights Q3 2004 US$ millions Q4 2004 % change Cash & Cash Equivalents, 293 294 0% Restricted Cash and Debt Securities Total Debt 63 64 -- Net Assets 447 445 -- * Cash and cash equivalents, restricted cash and debt securities, net of total debt. Non-GAAP Net Cash & Cash Equivalents* 229 230 0% Note: Numbers may not add up due to rounding.

Unaudited Revenue and Gross Margin (US$mm) 2000* 2001* 2002* 2003* 2004 Software & Business Services 66.4 29.7 22.8 77.9 182.7 $22.8 Revenue (US$ millions) Gross Margin % $66.4 $29.7 $182.7 $77.9 * Adjusted revenues